EXECUTION COPY

               CORPORATE FINANCE SERVICES AND CONSULTING AGREEMENT


     This CORPORATE FINANCE SERVICES AND CONSULTING AGREEMENT (the "Agreement"), dated as of March 30, 2004, between Lehman Brothers Inc. ("Lehman") and Neuberger Berman Management Inc. ("NB Management").

     WHEREAS, Neuberger Berman Dividend Advantage Fund Inc. (including any successor by merger or otherwise, the "Fund") is a non-diversified, closed-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), and its shares of common stock, par value $.0001 per share (the "Common Shares"), are registered under the Securities Act of 1933, as amended;

     WHEREAS, Lehman is acting as a managing underwriter in the public offering of the Fund's Common Shares (the "Offering");

     WHEREAS, NB Management is the investment manager of the Fund;

     WHEREAS, NB Management desires to retain Lehman to provide certain corporate finance and consulting services to NB Management and to the Fund on an ongoing basis, and Lehman is willing to render such services; and

     WHEREAS, NB Management desires to provide compensation to Lehman for providing such services;

     NOW, THEREFORE, in consideration of the mutual terms and conditions set forth below, the parties hereto agree as follows:

1. (a) NB Management hereby employs Lehman, for the period and on the terms and conditions set forth herein, to provide the following services:
          (i) relevant  information,  studies or reports  regarding the Fund and regarding general trends in the closed-end management investment company and asset management industries, if reasonably obtainable, and consult with representatives of NB Management in connection therewith;
          (ii) certain economic research and statistical information and reports, if reasonably obtainable, on behalf of NB Management or the Fund and consult with representatives of NB Management or the Fund, which information and reports shall include: (a) statistical and financial market information with respect to the Fund's market performance; and (b) comparative information regarding the Fund and other closed-end management investment companies with respect to (x) the net asset value of their respective shares (as made publicly available by the Fund and such investment companies), (y) the respective market performance of the Fund and such other companies, and (z) other relevant performance indicators; and (iii) such other services in connection with the Common Shares relating to the trading price and market price thereof upon which NB Management and Lehman shall, from time to time, agree, including after-market services designed to maintain the visibility of the Fund in the market.

     (b) At the request of NB Management, Lehman shall limit or cease any action or service provided hereunder to the extent and for the time period requested by NB Management; provided, however, that pending termination of this Agreement as provided for in Section 7 hereof, any such limitation or cessation shall not relieve NB Management of its payment obligations pursuant to Section 2 hereof.

     (c) Lehman will promptly notify NB Management in writing if it learns of any material inaccuracy or misstatement in, or material omission from, any written information provided by Lehman to NB Management in connection with the performance of services by Lehman under this
          Agreement. Lehman agrees that in performing its services under this Agreement, it shall comply in all material respects with all applicable laws, rules and regulations.

2.   NB  Management  shall  pay to Lehman a fee  computed  monthly  and  payable quarterly in arrears commencing June 30, 2004 at an annualized rate of 0.15% of the Fund's Managed Assets (as such term is defined in the prospectus, dated March 25, 2004 (the "Prospectus"), relating to the Offering) attributable to the Common Shares sold by Lehman in the Offering for a term as described in Section 7 hereof. The total amount of the fee hereunder shall not exceed 0.65392% of the total price to the public of the Common Shares sold in the Offering (the "Maximum Additional Lehman Compensation Amount"); the total amount of additional payments to A.G. Edwards & Sons, Inc. ("A.G. Edwards") pursuant to the Corporate Finance Services and Consulting Agreement, dated March 30, 2004, by and between NB Management and A.G. Edwards shall not exceed 0.54046% of the total price to the public of the Fund's Common Shares sold by the Prospectus; and the total amount of additional payments to Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") pursuant to the Additional Compensation Agreement, dated March 30, 2004, by and between NB Management and Merrill Lynch shall not exceed 3.27227% of the total price to the public of the Fund's Common Shares sold by the Prospectus; and in no event shall the sum of the total aggregate amount of these additional payments to Lehman, A.G. Edwards and Merrill Lynch, plus the amount of the expense reimbursement of $.00667 per share of Common Share payable by the Fund pursuant to the Purchase Agreement dated March 25, 2004 by and among the Fund, NB Management, Neuberger Berman, LLC, and each of the underwriters named therein (which amount, pursuant to the Purchase Agreement, shall not exceed .03335% of the total price to the public of the Fund's Common Shares sold pursuant to the Prospectus), exceed 4.5% of the total price to the public of the Common Shares sold in the Offering. All quarterly fees payable hereunder shall be paid to Lehman within 15 days following the end of each calendar quarter. The sum total of all compensation to the underwriters in connection with the Offering, including fees payable pursuant to this Section 2, as well as sales load and other underwriting compensation in connection with the Offering, shall not exceed 9.0% of the total price to the public of the Fund's Common Shares sold pursuant to the Prospectus (the "Maximum Additional Compensation Amount"). Lehman hereby undertakes to use its reasonable best efforts to notify NB Management when the Maximum Additional Lehman Compensation Amount has been paid by NB Management.

3. NB Management shall be permitted to discharge all or a portion of its payment obligations hereunder upon prepayment in full or in part of the remaining balance due of the Maximum Additional Lehman Compensation Amount described in paragraph 2 above.

4. NB Management acknowledges that the services of Lehman provided for hereunder do not include any advice as to the value of securities or regarding the advisability of purchasing or selling any securities for the Fund's portfolio. No provision of this Agreement shall be considered as creating, nor shall any provision create, any obligation on the part of Lehman, and Lehman is not hereby agreeing, to: (i) furnish any advice or make any recommendations regarding the purchase or sale of portfolio securities or (ii) render any opinions, valuations or recommendations of any kind or to perform any such similar services in connection with providing the services described in Section 1 hereof, to the extent that any such services would constitute investment advisory or investment banking services, it being understood between the parties hereto that any such investment advisory or investment banking services if, and to the extent, agreed to be performed by Lehman, shall be the subject of a separate agreement with NB Management.

5. Nothing herein shall be construed as prohibiting Lehman or its affiliates from providing similar or other services to any other clients (including other registered investment companies or other investment advisors), so long as Lehman's services to NB Management are not impaired thereby. Neither this Agreement nor the performance of the services contemplated hereunder shall be considered to constitute a partnership, association or joint venture between Lehman and NB Management. In addition, nothing in this Agreement shall be construed to constitute Lehman as the agent or employee of NB Management or NB Management as the agent or employee of Lehman, and neither party shall make any representation to the contrary. It is understood that Lehman is being engaged hereunder solely to provide the services described above to NB Management and that Lehman is not acting as an agent or fiduciary of, and Lehman shall not have any duties or liability to, the current or future stockholders of the Fund or any other third party in connection with its engagement hereunder, all of which are hereby expressly waived to the extent NB Management has the authority to waive such duties and liabilities.

6. NB Management will furnish Lehman with such information as such party reasonably believes appropriate to the performance of its obligations hereunder (all such information so furnished being the "Information"). NB Management recognizes and confirms that Lehman (a) will use and rely primarily on the Information and on information available from generally recognized public sources in performing the services contemplated by this Agreement without having independently verified the same and (b) does not assume responsibility for the accuracy or completeness of the Information and such other information. To the best of NB Management's knowledge, the Information to be furnished by NB Management when delivered, will be true and correct in all material respects and will not contain any material misstatement of fact or omit to state any material fact necessary to make the statements contained therein not misleading. NB Management will promptly notify Lehman if it learns of any material inaccuracy or misstatement in, or material omission from, any Information delivered to such party.

7. This Corporate Finance Services and Consulting Agreement shall commence on the date referred to above and shall be in effect only so long as NB Management (or any affiliate or successor in interest) acts as the investment manager to the Fund pursuant to the Management Agreement (as such term is defined in the Purchase Agreement); PROVIDED, HOWEVER, that this Agreement shall terminate on the earliest to occur of (a) the payment by NB Management to Lehman of the Maximum Additional Lehman Compensation Amount, (b) the payment by NB Management of the Maximum Additional Compensation Amount, (c) the dissolution and winding up of the Fund and (d) the date on which the Management Agreement or other investment management agreement between the Fund and NB Management or any affiliate or successor in interest to NB Management shall terminate; and PROVIDED FURTHER, HOWEVER, that in the event Lehman is in material breach of any of the terms of this Corporate Finance Services and Consulting Agreement and shall not have remedied such breach within thirty days after written notice from NB Management requiring the same to be remedied, or in the event of gross negligence or willful misconduct by Lehman in the performance of its duties under this Corporate Finance Service and Consulting Agreement, NB Management may terminate this Corporate Finance Services and Consulting Agreement immediately effective upon notice to Lehman and no further payments shall be due Lehman under this Corporate Finance Services and Consulting Agreement (except for any balance due prior to such notice of termination).

8. NB Management agrees that Lehman shall have no liability to NB Management or the Fund for any act or omission to act by Lehman in the course of its performance under this Agreement, in the absence of gross negligence or willful misconduct on the part of Lehman. NB Management agrees to the indemnification and other agreements set forth in the Indemnification Agreement attached hereto, the provisions of which are incorporated herein by reference and shall survive the termination, expiration or supersession of this Agreement.

9. This Agreement and any claim, counterclaim or dispute of any kind or nature whatsoever arising out of or in any way relating to this Agreement ("Claim") shall be governed by and construed in accordance with the laws of the State of New York.

10. No Claim may be commenced, prosecuted or continued in any court other than the courts of the State of New York located in the City and County of New York or in the United States District Court for the Southern District of New York, which courts shall have exclusive jurisdiction over the adjudication of such matters, and NB Management and Lehman consent to the jurisdiction of such courts and personal service with respect thereto. Each of NB Management and Lehman waives all right to trial by jury in any proceeding (whether based upon contract, tort or otherwise) in any way arising out of or relating to this Agreement. Each of NB Management and Lehman agrees that a final judgment in any proceeding or counterclaim brought in any such court shall be conclusive and binding upon such party and may be enforced in any other courts to the jurisdiction of which such party is or may be subject, by suit upon such judgment.

11. This Agreement may not be assigned by either party without the prior written consent of the other party.

12. This Agreement (including the attached Indemnification Agreement) embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to the subject matter hereof. If any provision of this Agreement is determined to be invalid or unenforceable in any respect, such determination will not affect such provision in any other respect or any other provision of this Agreement, which will remain in full force and effect. This Agreement may not be amended or otherwise modified or waived except by an instrument in writing signed by NB Management and Lehman.

13. All notices required or permitted to be sent under this Agreement shall be sent, if to NB Management:

     Neuberger Berman Management Inc.
     605 Third Avenue
     New York, New York 10158-0180.
     Attention: Peter E. Sundman (cc: General Counsel)

     or if to Lehman:

     Lehman Brothers Inc.
     745 Seventh Avenue
     New York, New York 10019
     Attention:  Kurt A. Locher, Managing Director

     or such other name and address as may be given in writing to the other party hereto.

     Any notice shall be deemed to be given or received on the third day after deposit in the U.S. mail with certified postage prepaid or when actually received, whether by hand, express delivery service or facsimile transmission, whichever is earlier.

14. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Corporate Finance Services and Consulting Agreement as of the date first above written.


NEUBERGER BERMAN MANAGEMENT INC.          LEHMAN BROTHERS INC.


By:  /s/  Robert Conti                    By:   /s/ Kurt A. Locher
   ----------------------------------        -----------------------------------
   Name:  Robert Conti                       Name:  Kurt A. Locher
   Title: SVP                                Title: Managing Director

                            INDEMNIFICATION AGREEMENT
                            -------------------------


                                                                  March 30, 2004

Lehman Brothers Inc.
745 Seventh Avenue
New York, New York  10019

Ladies and Gentlemen:

     In connection with the engagement of Lehman to provide services to the undersigned (together with its affiliates under the control of Neuberger Berman Management Inc. and subsidiaries, referred to as the "Company") in connection with the matters set forth in the Corporate Finance Services and Consulting Agreement dated March 30, 2004 (the "Agreement"), between the Company and Lehman Brothers Inc. (Lehman Brothers Inc., is referred to herein as the "Service Provider"), in the event that the Service Provider becomes involved in any capacity in any claim, suit, action, proceeding, investigation or inquiry (including, without limitation, any shareholder or derivative action or arbitration proceeding) (collectively, a "Proceeding") in connection with any matter in any way relating to or referred to in the Agreement or arising out of the matters contemplated by the Agreement, including, without limitation, related services and activities prior to the date of the Agreement (other than services and activities performed pursuant to the Purchase Agreement, dated March 25, 2004, by and among the Fund, NB Management, Neuberger Berman, LLC and each of the Underwriters named therein (the "Purchase Agreement")), the Company agrees to indemnify, defend and hold the Service Provider harmless to the fullest extent permitted by law, from and against any losses, claims, damages, liabilities and expenses in connection with any matter in any way relating to or referred to in the Agreement or arising out of the matters contemplated by the Agreement, except to the extent that it shall be determined by a court of competent jurisdiction in a judgment that has become final in that it is no longer subject to appeal or other review, that such losses, claims, damages, liabilities and expenses resulted from the gross negligence or willful misconduct of the Service Provider. In addition, in the event that the Service Provider becomes involved in any capacity in any Proceeding in connection with any matter in any way arising out of the matters contemplated by the Agreement, the Company will reimburse the Service Provider for its legal and other expenses (including the cost of any investigation and preparation) as such expenses are reasonably incurred by the Service Provider in connection therewith. If such indemnification were not to be available for any reason, the Company agrees to contribute to the losses, claims, damages, liabilities and expenses involved (i) in the proportion appropriate to reflect the relative benefits received or sought to be received by the Company and its stockholders and affiliates and other constituencies, on the one hand, and the Service Provider, on the other hand, in the matters contemplated by the Agreement or (ii) if (but only if and to the extent) the allocation provided for in clause (i) is for any reason held unenforceable, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of the Company and its stockholders and affiliates and other constituencies, on the one hand, and the party entitled to contribution, on the other hand, as well as any other relevant equitable considerations. The Company agrees that for the purposes of this paragraph the relative benefits received, or sought to be received, by the Company and its stockholders and affiliates, on the one hand, and the party entitled to contribution, on the other hand, of a transaction as contemplated shall be deemed to be in the same proportion that the total value received or paid or contemplated to be received or paid by the Company or its stockholders or affiliates and other constituencies, as the case may be, as a result of or in connection with the transaction (whether or not consummated) for which the Service Provider has been retained to perform services bears to the fees paid to the Service Provider under the Agreement; provided, that in no event shall the Company contribute less than the amount necessary to assure that the Service Provider is not liable for losses, claims, damages, liabilities and expenses in excess of the amount of fees actually received by the Service Provider pursuant to the Agreement. Relative fault shall be determined by reference to, among other things, whether any alleged untrue statement or omission or any other alleged conduct relates to information provided by the Company or other conduct by the Company (or its employees or other agents), on the one hand, or by the Service Provider, on the other hand. The Company shall not be liable under this Indemnification Agreement to the Service Provider regarding any settlement or compromise or consent to the entry of any judgment with respect to any Proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the Company is an actual or potential party to such Proceeding) unless such settlement, compromise or judgment is consented to by the Company. Each party shall not, without the prior written consent of the other party, settle or compromise or consent to the entry of any judgment with respect to any Proceeding in respect of which indemnification or contribution could be sought under this Indemnification Agreement (whether or not the other party is an actual or potential party thereto), unless such settlement, compromise or consent (i) includes an unconditional release of the other party from all liability arising out of such Proceeding and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of the other party. For purposes of this Indemnification Agreement, the Service Provider shall include any of its affiliates, each other person, if any, controlling the Service Provider or any of its affiliates, their respective officers, current and former directors, employees and agents, and the successors and assigns of all of the foregoing persons. The foregoing indemnity and contribution agreement shall be in addition to any rights that any indemnified party may have at common law or otherwise.

     The Company agrees that neither the Service Provider nor any of its affiliates, directors, agents, employees or controlling persons shall have any liability to the Company or any person asserting claims on behalf of or in right of the Company in connection with or as a result of either the Service Provider's engagement under the Agreement or any matter referred to in the Agreement, including, without limitation, related services and activities prior to the date of the Agreement, except to the extent that it shall be determined by a court of competent jurisdiction in a judgment that has become final in that it is no longer subject to appeal or other review that any losses, claims, damages, liabilities or expenses incurred by the Company resulted from the gross negligence or willful misconduct of the Service Provider in performing the services that are the subject of the Agreement.

     Notwithstanding any provision contained herein, in no event shall the Service Provider be entitled to indemnification by the Company hereunder from and against any losses, claims, damages, liabilities or expenses in respect of which indemnity may be sought under Section 9 of the Purchase Agreement (as defined in the Agreement).

     For clarification, the parties to this Indemnification Agreement agree that the term "affiliate" as used in the definition of "Company" herein does not include any registered investment company for which Neuberger Berman Management Inc. or any of its affiliates serves as investment adviser.

     THIS INDEMNIFICATION AGREEMENT AND ANY CLAIM, COUNTERCLAIM OR DISPUTE OF ANY KIND OR NATURE WHATSOEVER ARISING OUT OF OR IN ANY WAY RELATING TO THIS AGREEMENT ("CLAIM"), DIRECTLY OR INDIRECTLY, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. EXCEPT AS SET FORTH BELOW, NO CLAIM MAY BE COMMENCED, PROSECUTED OR CONTINUED IN ANY COURT OTHER THAN THE COURTS OF THE STATE OF NEW YORK LOCATED IN THE CITY AND COUNTY OF NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, WHICH COURTS SHALL HAVE EXCLUSIVE JURISDICTION OVER THE ADJUDICATION OF SUCH MATTERS, AND THE COMPANY AND THE SERVICE PROVIDER CONSENT TO THE JURISDICTION OF SUCH COURTS AND PERSONAL SERVICE WITH RESPECT THERETO. THE COMPANY HEREBY CONSENTS TO PERSONAL JURISDICTION, SERVICE AND VENUE IN ANY COURT IN WHICH ANY CLAIM ARISING

OUT OF OR IN ANY WAY RELATING TO THIS AGREEMENT IS BROUGHT BY ANY THIRD PARTY AGAINST THE SERVICE PROVIDER OR ANY INDEMNIFIED PARTY. THE SERVICE PROVIDER AND THE COMPANY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING OR CLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR IN ANY WAY RELATING TO THIS AGREEMENT. THE COMPANY AGREES THAT A FINAL JUDGMENT IN ANY PROCEEDING OR CLAIM ARISING OUT OF OR IN ANY WAY RELATING TO THIS AGREEMENT BROUGHT IN ANY SUCH COURT SHALL BE CONCLUSIVE AND BINDING UPON THE COMPANY AND MAY BE ENFORCED IN ANY OTHER COURTS TO THE JURISDICTION OF WHICH THE COMPANY IS OR MAY BE SUBJECT, BY SUIT UPON SUCH JUDGMENT.

     The foregoing Indemnification Agreement shall remain in full force and effect notwithstanding any termination of the Service Provider's engagement. This Indemnification Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement.

                                  Very truly yours,


                                  NEUBERGER BERMAN MANAGEMENT INC.


                                  By:  /s/  Robert Conti
                                     ----------------------------------------
                                     Name:  Robert Conti
                                     Title: SVP


Accepted and agreed to as of
the date first above written:


LEHMAN BROTHERS INC.


By:   /s/ Kurt A. Locher
   -------------------------------------
   Name:  Kurt A. Locher
   Title: Managing Director